EXHIBIT 10.1

AGREEMENT

          AGREEMENT (this “Agreement”), dated as of May 27, 2009 by and between ‘mktg, inc.’, a Delaware corporation (“mktg”), and Maritz LLC, a Missouri limited liability company (“Maritz”) (each a “Party” and collectively, the “Parties”).

R E C I T A L S:

          Maritz, among other activities, engages through its Maritz Interactions division in the business of DTC Promotions (as hereinafter defined). Maritz and its affiliates desire to exit the DTC Promotions business, and is entering into this Agreement with mktg to provide for the provision of such services to Maritz’ clients by mktg.

          NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

          1.          Definitions. The following terms shall have the meanings set forth below:

          “Burdened Labor Cost” means, with respect to any employee (including freelance and temporary employees) assigned to render direct services under a contract subcontracted or assigned by Maritz to mktg under Sections 2(a), (b) and (c) of this Agreement or in the performance of any project referred to mktg by Maritz pursuant to Section 2(e), the product of (i) the number of hours billed to such contract by such employee, and (ii) the “burdened labor rate” rate for such employee, calculated in a manner consistent with Maritz’ practices as set forth on Exhibit A.

          “DTC Promotions” means, collectively, the (i) production of direct-to-consumer events (but excluding projects consisting only of the procurement, booking and/or production of talent), (ii) partnership and sponsorship marketing (other than as set forth on Exhibit B, which Maritz is contractually obligated to refer to Intero Alliance, LLC), and (iii) provision of a field force for consumer marketing programs requiring the same.

          “Earn-Out Period” means the period of 12 calendar months beginning on (i) the Effective Date (as hereinafter defined), if such day is the first day of the month, or otherwise (ii) the first day of the next calendar month following the Effective Date.

          “Effective Date” means June 1, 2009.

          “GAAP” means United States of America generally accepted accounting principles.

          “Gross Profit” means, with respect to the contracts subcontracted or assigned by Maritz to mktg under Sections 2(a), (b) and (c) of this Agreement or any project referred to mktg by Maritz pursuant to Section 2(e), the revenues generated by mktg under such contracts or from the performance of such referred projects, less all costs and expenses incurred by mktg to third parties in generating such revenues, less all Burdened Labor Costs incurred by mktg in generating such revenues.

          “SEC” means the Securities and Exchange Commission.

          2.          Subcontracting; Transfer; Assignment and Referral of DTC Contracts.

          (a)         Subcontracting. Effective as of the Effective Date, Maritz hereby irrevocably engages mktg as a subcontractor to perform all DTC Promotions services (“DTC Promotions Services”) on its behalf under the contracts and statements of work identified on Schedule 2(a) to this Agreement (the “Delegated Contracts”). mktg accepts such engagement as of the Effective Date and agrees to perform such DTC Promotions Services to be performed under the Delegated Contracts on or after the Effective Date. mktg shall be entitled to receive all amounts otherwise due to Maritz under the Delegated Contracts on or after the Effective Date in connection with such DTC Promotions Services, and in the event any such amounts are received by Maritz, such amounts shall be promptly paid by Maritz to mktg.

          (b)         Assignment of Contracts. Effective as of the Effective Date, Maritz hereby assigns to mktg all of its right, title, benefit, privileges and interest in and to, all of the contracts and statements of work identified on Schedule 2(b) to this Agreement (the “Assigned Contracts”), and mktg hereby accepts as of the Effective Date such assignment and assumes and agrees to observe and perform the DTC Promotions Services to be performed under the Assigned Contracts on or after the Effective Date. In addition to the obligations set forth in Section 2(d), in the event any amounts are received by Maritz under the Assigned Contracts on or after the Effective Date with respect to the DTC Promotions Services provided by mktg thereunder, such amounts shall be promptly paid by Maritz to mktg.

          (c)         Contracts to be Assigned/Subcontracted. Following the date hereof, Maritz shall use its commercially reasonable efforts, including, without limitation, obtaining all necessary consents, to subcontract or assign to mktg, all of the contracts and statements of work identified on Schedule 2(c) to this Agreement.

          (d)         Advance Billings. Maritz acknowledges and agrees that it has received the advance billings for services to be performed by mktg on or after the Effective Date with respect to the projects described on Schedule 2(d). Within five business days after the Effective Date, Maritz shall pay to mktg an amount in cash equal to the advance billings received by Maritz as of the close of business on May 31, 2009 for services to be performed by mktg on or after the Effective Date with respect to such projects.

          (e)         Contract Referrals. During the period from and after the Effective Date and continuing until the third anniversary of such date (the “Referral Period”), Maritz shall, and shall cause its subsidiaries to (i) market the DTC Promotions Services provided by mktg to Maritz’ current and future clients and potential clients; (ii) use commercially reasonably efforts to engage mktg to perform DTC Promotions Services for Martiz’s clients, and/or refer mktg to such clients and otherwise cause such clients to directly engage mktg to perform such DTC Promotions Services; (iii) not market or refer to its clients the DTC Promotions Services of any other provider of DTC Promotions Services, and (iv) not engage, directly or indirectly, in the business of providing DTC Promotions Services. Notwithstanding the foregoing, Maritz shall have no obligation to engage mktg or refer any client to mktg under this Section 2(e) if such client directs Maritz to use an alternative provider, provided that in such event, Maritz shall not accept or receive any commission or referral fee in connection with the provision of DTC Promotions Services by such alternate provider.

          (f)         Offers to Employees. To enable mktg to render DTC Promotions Services under this Agreement, mktg shall offer employment effective as of the Effective Date to each employee of Maritz listed on Schedule 2(f) on an “at-will” basis on the terms set forth on such Schedule. Except as otherwise provided in this Section 2(f), mktg shall have no obligation or liability for any salary, compensation, benefits, severance or other amounts owed to or claimed by any employee of Maritz, including, without limitation, for periods prior to the Effective Date or as a result of mktg’s election not to offer employment to such employee, and all such obligations and liabilities shall be retained by Maritz. Notwithstanding any other provision of this Agreement, mktg may amend Schedule 2(f) to remove any employee listed thereon at any time prior to the Effective Date in its sole and absolute discretion by providing Maritz with an amended copy of such Schedule. Should mktg hire, without Maritz’ prior written consent (which will not be unreasonably withheld) any former employee of Maritz or any of its subsidiaries whose employment is terminated in connection with the transactions contemplated by this Agreement, other than the employees listed on Schedule 2(f), at any time prior to the expiration of the thirty (30) day period following the expiration of any applicable severance period, mktg shall reimburse Maritz for the amount of any severance payments, if any, made by Maritz to such employee from and after the commencement of such person’s employment with mktg. Notwithstanding the foregoing, Maritz hereby agrees to pay to mktg 50% of all salary, benefits, payroll taxes and related compensation costs of mktg with respect to Joseph Sarquiz and Carin Lang for the period of the Effective Date through July 31, 2009, in the aggregate amount of approximately $24,000. Such amounts shall be paid promptly upon demand therefor as such costs are incurred by mktg.

          (g)         Post-Closing Termination. In the event mktg terminates any employee listed on Schedule 2(f) prior to December 31, 2009, Maritz shall reimburse mktg for any severance payments made by mktg to such terminated employee up to an amount equal to the severance payments such employee would have received from Maritz if such employee had been terminated by Maritz on May 31, 2009, as set forth on Schedule 2(f) (the “Maritz Severance Amount”); provided that, should mktg hire, without Maritz’ prior written consent (which will not be unreasonably withheld), any such terminated employee, at any time prior to the expiration of the thirty (30) day period following the expiration of such applicable severance period, mktg shall reimburse Maritz for the amount of any severance payments, if any, paid by Maritz pursuant to this Section 2(g). Any such reimbursement payments to be made to mktg by Maritz shall be made on the same payment schedule as such severance payments would have been made under Maritz then-existing severance plan. mktg shall be solely responsible for, and shall pay to any such terminated employee, any severance amount in excess of the Maritz Severance Amount earned by such employee as a result of the passage of time between the Effective Date and the date of such termination.

          3.          Consideration to be Paid by mktg.

          (a)         Initial Share Issuance. In consideration of the subcontracting and assignment by Maritz to mktg under Section 2 above, (i) mktg shall cause to be issued to Maritz on the Effective Date (or as soon as practical thereafter using commercially reasonable efforts) a certificate for 50,000 shares of the common stock of mktg, par value $.001 per share (“mktg Shares”), and (ii) issue additional mktg Shares to Maritz from time to time pursuant to Sections 3(b) and 3(c) below.

          (b)         Intermediate Share Issuance. From time to time during the Earn-Out Period, mktg shall issue additional mktg Shares to Maritz as follows:

(i)	upon mktg’s recognition, in accordance with GAAP, of $2,000,000 in Gross Profits (as defined herein), mktg shall be obligated to cause to be issued to Maritz a certificate for 100,000 mktg Shares; and

(ii)	upon mktg’s recognition, in accordance with GAAP, of $3,100,000 in Gross Profits, mktg shall be obligated to cause to be issued to Maritz a certificate for 50,000 mktg Shares.

mktg shall cause the certificates required to be issued pursuant to this Section 3(b) to be issued within five business days of mktg’s recognition of the applicable Gross Profits threshold.

          (c)         Final Share Issuance. In addition, mktg shall issue up to an additional 400,000 mktg Shares to Maritz in the event that Gross Profits during the Earn-Out Period exceed $3,100,000 (the “Minimum Target”), as set forth in this Section 3(c). Maritz shall not be entitled to be issued any additional mktg Shares under this Section 3(c) in the event Gross Profits during the Earn-Out Period do not exceed the Minimum Target. In the event Gross Profits during the Earn-Out Period are greater than the Minimum Target but less than or equal to $5,000,000 (the “Intermediate Target”), mktg shall issue to Maritz that number of additional mktg Shares, rounded to the nearest whole number, equal to 200,000, multiplied by a fraction, expressed as a percentage, the numerator of which shall be equal to the amount by which actual Gross Profits during the Earn-Out Period exceed the Minimum Target, and the denominator of which shall be equal to $2,900,000. In the event that Gross Profits during the Earn-Out Period exceed the Intermediate Target, mktg shall issue to Maritz 200,000 additional mktg Shares, plus that number of additional mktg Shares, rounded to the nearest whole number, equal to 200,000, multiplied by a fraction, expressed as a percentage, the numerator of which shall be equal to the amount by which actual Gross Profits during the Earn-Out Period exceed the Intermediate Target, and the denominator of which shall be equal to $2,500,000. In no event shall mktg issue Maritz in excess of 400,000 mktg Shares under this Section 3(c).

          (d)         Earn-Out Statement. Within 45 days of the end of the Earn-Out Period, mktg shall deliver to Maritz a written statement (the “Earn-Out Statement”) calculating in reasonable detail the number of mktg Shares that Maritz is entitled to be issued under Section 3(c) (and under Section 3(b) if mktg has not previously issued mktg Shares under such Section), together with a certificate representing such shares (if any). Upon the written request of Maritz, mktg will provide Maritz with reasonable access to such books and records of mktg as may be reasonably necessary for Maritz to confirm the determination and calculation of such shares. If Maritz disputes any amounts reflected on the Earn-Out Statement (including the number of mktg Shares to which it is entitled thereunder) as delivered by mktg, Maritz shall so notify mktg in writing (“Earn-Out Notice of Dispute”) not more than 30 calendar days after the date Maritz receives the Earn-Out Statement, specifying in reasonable detail any points of disagreement. If Maritz fails to deliver an Earn-Out Notice of Dispute within such 30-day period, Maritz shall be deemed to have accepted the Earn-Out Statement. Upon receipt of an Earn-Out Notice of Dispute, mktg shall promptly consult with Maritz with respect to such points of disagreement in an effort to resolve the dispute. If any such dispute is not resolved by the Parties within 30 calendar days after mktg receives any such Earn-Out Notice of Dispute, they shall attempt to find a mutually agreeable certified public accountant at a national accounting firm that has no material relationship with any of the Parties to serve as an arbitrator (the “Accountant”) to finally determine, as soon as practicable, and in any event within 30 calendar days after such reference, all points of disagreement with respect to the Earn-Out Statement. If the Parties cannot mutually agree upon the selection of an Accountant or the Accountant selected is unable or refuses to perform, then the arbitration will be submitted to and administered by the American Arbitration Association in accordance with the procedures set out in Section 7(k). The Accountant shall apply the principles set forth in this Agreement and shall otherwise conduct the arbitration under such procedures as the Parties may agree or, failing such agreement, under the Commercial Rules of the American Arbitration Association. The fees and expenses of the arbitration and of the Accountant, including all legal and accounting fees and expenses incurred by the prevailing Party in such arbitration shall be paid by the non-prevailing Party promptly following the Accountant’s final determination. To the extent that either of the Parties does not prevail on all items in dispute on the Earn-Out Statement, the Accountant shall allocate such fees and expenses between the Parties in proportion to the extent to which each Party prevailed with respect to such items in dispute. All determinations by the Accountant shall be final, conclusive and binding with respect to the Earn-Out Statement and the Parties’ respective responsibilities for arbitration fees and expenses. In the event the Accountant determines that Maritz is entitled to receive more mktg Shares than reflected in the Earn-Out Statement, mktg shall cause such additional mktg Shares to be issued to Maritz no later than five business days after the Accountant’s final determination.

          (e)         Referral Fees. In consideration of projects referred to mktg pursuant to Section 2(e), mktg shall pay Maritz a commission equal to five percent (5%) of the Gross Profits earned by mktg from and after June 1, 2010 as a result of such referrals, which commission shall be due and payable to Maritz on or before the later of (i) the thirtieth (30th) day following receipt by mktg of any payment earned as a result of such referral, and (ii) mktg’s determination of the amount due to Maritz hereunder in respect of such payment (which shall in no event be later than 30-days following the completion by mktg of its services under such referral). In addition, during the period from the Effective Date through May 31, 2010, mktg shall pay Maritz a commission equal to two and one-half percent (2.5%) of Gross Profits (as defined herein) in excess of $2,000,000 recognized by mktg in accordance with GAAP during such period.

          4.          Representations of Maritz. Maritz represents and warrants to mktg as follows:

          (a)         Organization; Authorization. Maritz is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri, and has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to otherwise consummate the transactions contemplated hereby. The execution, delivery and performance by Maritz of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of Maritz, enforceable against Maritz in accordance with its terms, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights and equitable principles of general applicability.

          (b)         Non-Contravention. The execution, delivery and performance by Maritz of this Agreement and the consummation by Maritz of the transactions contemplated hereby do not and will not contravene or conflict with (i) Maritz’ articles of organization or operating agreement or (ii) any contract or statement of work listed on Schedules 2(a), 2(b) and 2(c) (collectively, the “Contracts”), except for any consent to assignment required thereby.

          (c)         Litigation. There are no actions, suits, arbitrations, proceedings, or claims, pending or, to Maritz’ knowledge threatened, relating to any Contract or the DTC Promotions business conducted by Maritz.

          (d)         Contracts. Each Contract constitutes the valid and legally binding obligation of the parties thereto enforceable in accordance with its terms. Neither Maritz nor, to Maritz’ knowledge, any other party thereto is in breach or default under any Contract, and no event has occurred with respect to Maritz or, to Maritz’ knowledge, with respect to any other party thereto, which would constitute a material breach or default, or permit the termination of, any such Contract. Maritz has furnished or made available to mktg a true and correct copy of each Contract (including any amendments, modifications, supplements and waivers thereto).

          (e)         Investment Purposes, etc. Maritz (i) understand that the mktg Shares to be issued pursuant to this Agreement have not been registered for sale under any federal or state securities laws and that such shares are being issued to Maritz pursuant to an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”), (ii) is acquiring such shares for its own account for investment purposes only and without a view to any distribution thereof, (iii) acknowledges that the representations and warranties set forth in this section are given with the intention that mktg rely on them for purposes of claiming such exemption from registration, and (iv) understands that its must bear the economic risk of the investment in such shares for an indefinite period of time. Maritz further agrees (i) that such shares will not be sold or otherwise transferred for value unless (x) a registration statement covering such shares has become effective under the Securities Act, or (y) there is presented to mktg an opinion of counsel satisfactory to mktg that such registration is not required, and (ii) that there will be endorsed upon any certificate evidencing such shares an appropriate legend calling attention to the foregoing restrictions on transferability of such shares (the “Restrictive Legend”). Maritz is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

          Maritz (i) is aware of mktg’s business, affairs and financial condition and has acquired sufficient information about mktg to reach an informed and knowledgeable decision to acquire the mktg Shares to be issued to Maritz pursuant to this Agreement, (ii) has reviewed mktg’s (a) Amendment No. 2 on Form 10-K/A to Annual Report for the year ended March 31, 2008, (b) Amended Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2008, (c) Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and (d) Quarterly Report on Form 10-Q for the quarter ended December 31, 2008 (together with the reports referred to in clauses (a)-(c), the “SEC Filings”), (iii) has discussed mktg’s plans, operations and financial condition with mktg’s officers, (iv) has received all information as it has deemed necessary and appropriate to enable it to evaluate the financial risk inherent in making an investment in the mktg Shares, (v) has sufficient knowledge and experience in financial and business matters and the marketing and promotions business so as to be capable of evaluating the merits and risks of an investment in the mktg Shares, and (vi) is capable of bearing the economic risks of such investment.

          5.          Representations of mktg. mktg represents and warrants to Maritz as follows:

          (a)         Organization; Authorization. mktg is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to otherwise consummate the transactions contemplated hereby. The execution, delivery and performance by mktg of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of mktg, enforceable against mktg in accordance with its terms, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights and equitable principles of general applicability.

          (b)         Non-Contravention. The execution, delivery and performance by mktg of this Agreement and the consummation by mktg of the transactions contemplated hereby do not and will not contravene or conflict with its certificate of incorporation or bylaws.

          (c)         SEC Filings. As of their respective dates, the SEC Filings complied in all material respects with all of the statutes and published rules and regulations enforced or promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of mktg included in such filings have been prepared in conformity with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) and present fairly, in all material respects, the financial position of mktg and its subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring and certain non-recurring audit adjustments).

          (d)         mktg Shares. All mktg Shares to be issued hereunder shall be when issued duly authorized, validly issued, fully paid and non-assessable.

          6.          Additional Covenants of mktg.

          (a)         Until the mktg Shares issued hereunder may be sold without restriction under Rule 144 of the Securities Act (“Rule 144”), mktg shall use its commercially reasonable efforts to:

(i)	make and keep available current public information about mktg as those terms are understood and defined in Rule 144;

(ii)	file with the SEC in a timely manner all reports and other documents required of mktg under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(iii)

furnish to Maritz upon request (A) a written statement by mktg as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (B) a copy of the most recent annual report or quarterly report of mktg, and (C) such other reports and documents of mktg as Maritz may reasonably request.

          (b)         At any time following the expiration of the applicable holding period proscribed by Rule 144 with respect to the mktg Shares issued to Maritz pursuant to this Agreement, mktg shall, upon request from Maritz, cause new share certificates evidencing such shares to be issued without the Restrictive Legend.

          7.          Additional Agreements; Miscellaneous.

          (a)         Client Consents. Promptly following execution of this Agreement, Maritz and mktg shall cooperate to contact each of the clients receiving services pursuant to the contracts and statements of work set forth on Schedules 2(a) and 2(b) to efficiently transfer the performance of such services to mktg.

          (b)         Torrance, California Offices. For a period of six months following the Effective Date, Maritz shall provide mktg with the use of its offices located at 20285 S. Western Ave, Torrance, California 90501 (the “Torrance Building”) at which Maritz currently engages in the DTC Promotions business, at a cost to mktg of $10,000 per month. In connection therewith, mktg shall be provided with the use of 16 workstations and, for up to 90 days, the following equipment belonging to or leased by Maritz: 16 computers (laptops and studio desktops), 2 printers, 1 data network, 16 telephones and 16 Internet access outlets. mktg will not be charged any additional amounts for utilities, building cleaning or security. If, not less than 60 days prior to the termination of the six month period provided in this Section 7(b), mktg provides written notice to Maritz that mktg desires to remain in the Torrance Building, mktg and Maritz shall negotiate in good faith during such remaining 60-day period to agree on terms and conditions under which mktg will be permitted to remain in the Torrance Building.

          (c)         Detroit, Michigan. Following the Effective Date, Maritz shall provide mktg with the use of its offices located at 1000 Town Center, Suite 1100, Southfield, Michigan 48075, at cost of $1,000 per month per mktg employee located at such offices. Such costs includes workstations, but does not include equipment.

          (d)         Torrance, California Warehouse. For the period from the Effective Date through December 31, 2010, if requested by mktg in writing (which may be by email), Maritz shall provide mktg with the use of its warehouse located at 1580 Francisco Street, Torrance, California 90501 (the “Warehouse”) on an as needed basis to store products for clients, at a cost of $1.18 per square foot of space used by mktg per month pursuant to such request. Maritz shall be responsible for providing access to the Warehouse and for maintaining reasonable insurance on the building. mktg shall be responsible for maintaining reasonable insurance on the goods stored by mktg (whether for its own account or on account of clients) and for providing the labor necessary to move goods in, around and out of the space in the Warehouse used by mktg. In the event Maritz continues to store goods unrelated to DTC Promotion Services in the Warehouse, Maritz shall have the right, in its reasonable discretion, to designate the areas of the Warehouse to be used by mktg in order to separate the goods.

          (e)         Access to Records. To enable mktg to perform its obligations under the Contracts, following the Effective Date, Maritz shall, upon mktg’s reasonable request but subject at all times to compliance by Maritz with any confidentiality obligations owed by Maritz to any current or former client (i) provide mktg with access to Maritz’ job management and financial systems, (ii) provide mktg with access to and use of Maritz’ creative library and video library, and (iii) provide mktg with copies of case studies, work histories, and past proposals, in each case, only to the extent reasonably related to the clients being serviced by mktg under the Contracts, and subject to any consent required from such clients.

          (f)         Further Actions. Subject to the terms and conditions of this Agreement, the Parties agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

          (g)         Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by postage pre-paid first class certified United States mail, (iii) transmitted by pre-paid, overnight delivery, or (iv) transmitted by facsimile transmission (with the confirmation by certified mail as described below) and shall bear the address or facsimile number shown in this Section 7(g) or such other address or facsimile number as may be designated in writing hereafter by such Party:

          If to mktg:

‘mktg, inc.’
75 9th Avenue, 3rd Floor
New York, New York 10010
Attention: Charles Horsey
Telephone: (212) 366-3400
Facsimile: (212) 660-3878

          With copies to:

Cooley Godward Kronish LLP
1114 Avenue of the Americas
New York, New York 10036
Attn: Zev M. Bomrind, Esq.
Telephone: (212) 479-6113
Facsimile: (212) 479-6275

          If to Maritz:

Maritz Holdings Inc.
1375 N. Highway Drive
Fenton, Missouri 63099
Attention: Law Department
Facsimile: (636) 827-3708

          With copies to:

Bryan Cave LLP
211 N. Broadway, Suite 3600
St. Louis, Missouri 63102
Attention: Fredrick W. Bartelsmeyer, Jr.
Telephone: 314-259-2000
Facsimile: 314-552-8609

          (h)         Assignment. This Agreement shall not be assigned by any Party without the express prior written consent of the other, and any attempted assignment without such consent shall be null and void; provided, however, that mktg may assign any Contract or delegate any duties to be performed by it thereunder to one or more of its subsidiaries or in connection with the sale of all or substantially all of the assets of mktg, or any similar transaction; provided further that, if mktg does not obtain Maritz’ consent (not to be unreasonably withheld) to the assignment of this Agreement in connection with the sale of all or substantially all of the assets of mktg, or any similar transaction, Maritz shall have the right to terminate this Agreement at any time during the 90 days following such assignment. This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

          (i)         No Third Party Beneficiaries. Nothing herein shall create or establish any third-party beneficiary hereto nor confer upon any person not a Party to this Agreement (including, without limitation, any employee of Maritz) any rights or remedies of any nature or kind.

          (j)         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

          (k)         Disputes. Except for requests for injunctive or other equitable relief, the enforcement of the award of the arbitrators under this Section 7(k), and as provided in Section 3(d) with respect to the Earn-Out Statement, all disputes arising in connection with this Agreement, shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules. The arbitration shall be conducted and the award shall be rendered in New York, New York or such other place as the Parties agree before a panel of three (3) arbitrators. Each arbitrator shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience in arbitration and in commercial law. The arbitrators shall be required to follow the law of the State of New York and the provisions of this Agreement. The expenses of arbitration (including fees and expenses of counsel) shall be borne or apportioned in accordance with the award of the arbitrators. Judgment upon the award may be entered in any court of competent jurisdiction. All notices relating to any arbitration hereunder shall be in writing and shall be effective if given in accordance with the provisions of Section 7(g).

          (l)         Specific Performance. The Parties agree that due to the unique subject matter of this Agreement, monetary damages will be insufficient to compensate either Party in the event of a breach by the other Party of any part of this Agreement. Accordingly, the Parties agree that each Party shall be entitled (without prejudice to any other right or remedy to which it may be entitled) to an appropriate decree of specific performance or an injunction restraining any violation by the other Party of this Agreement or other equitable remedies to enforce this Agreement (without establishing the likelihood of irreparable injury or posting bond or other security), and each Party waives in any action or proceeding brought to enforce this Agreement the defense that there exists an adequate remedy at law. The Parties irrevocably agree that any action for equitable relief brought pursuant to this Section 7(l) shall be brought exclusively in any court of competent jurisdiction located in either New York, New York, or St. Louis County, Missouri, and each of the Parties hereby consents and agrees to such personal jurisdiction, and waives any objection as to the venue, of such courts for purposes of such action.

          (m)         Entire Agreement. This Agreement (including the Schedules) sets forth the entire understanding of the Parties hereto and supersedes all prior agreements whether written or oral relating to the same subject matter.

          (n)         Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

          (o)         Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or other electronic transmission), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          (p)         Announcement. mktg acknowledges that it is Maritz intent to announce the transactions contemplated by this Agreement at its sales conference scheduled for May 26 - 28, 2009 and hereby consents to any such announcement on or after the second day of such conference.

[Remainder of page intentionally left blank; signature page follows.]

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

‘mktg, inc.’

By:	/s/ Charlie Horsey

	Name:	Charlie Horsey
	Title:	President

MARITZ LLC

By:	/s/

Name:
Title:

SCHEDULE 2(a) - Delegated Contracts
SCHEDULE 2(b) - Assigned Contracts
SCHEDULE 2(c) - Contracts to be Assigned or Subcontracted
SCHEDULE 2(d) - Projects with Advanced Billings
SCHEDULE 2(f) - Maritz Employees
Exhibit A - Burdened Labor Rate Calculation Methodology
Exhibit B - Restricted Intero Alliance, LLC Business

Exhibit B